May 10, 2019

INVESTMENT MANAGERS SERIES TRUST

Segall Bryant & Hamill [__________] Fund

235 West Galena Street

Milwaukee, Wisconsin 53212

SEGALL BRYANT & HAMILL TRUST

Segall Bryant & Hamill [__________] Fund

540 West Madison Street

Suite 1900

Chicago, IL 60661

Re:	Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to Segall Bryant & Hamill Trust, a Massachusetts business statutory trust, with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado, 80203 (“Acquiring Trust”), on behalf of its series, [________________] (“Acquiring Fund”), in connection with the reorganization (“Reorganization”) contemplated by an Agreement and Plan of Reorganization (the “Plan of Reorganization”) made as of [__________], 2019 by and among (i) Acquiring Trust, on behalf of the Acquiring Fund, (ii) Investment Manager Series Trust, a Delaware statutory trust, with its principal place of business at 235 West Galena Street, Milwaukee, Wisconsin 53212 (“Selling Trust”), on behalf of its series having the same name as the Acquiring Fund (“Selling Fund”), and (iii) Segall Bryant & Hamill LLC, a Delaware limited liability company (for purposes of certain provisions of the Plan of Reorganization).

The Reorganization will consist of the transfer of all of the assets of the Selling Fund to the Acquiring Fund in exchange solely for shares of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Selling Fund, the distribution of the Acquiring Fund Shares to the shareholders of the Selling Fund (the “Selling Fund Shareholders”) in complete liquidation of the Selling Fund, and the termination of the Selling Fund, all as provided in the applicable Plan of Reorganization.

In connection with rendering this opinion, we have examined: (i) the Plan of Reorganization; (ii) a proxy/prospectus on Form N-14 related to the Reorganization (the “Form N-14”); (iii) the representation letters of Acquiring Trust and Selling Trust executed in connection with the Reorganization on behalf of the Acquiring Fund and the Selling Fund, respectively (collectively, the “Representation Letters”); (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion; and (v) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

Davis Graham & Stubbs LLP  ▪  1550 17th Street, Suite 500  ▪  Denver, CO 80202  ▪  303.892.9400  ▪  fax 303.893.1379 ▪ dgslaw.com

May 10, 2019

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Plan of Reorganization and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Plan of Reorganization will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Plan of Reorganization and the representations in the Representation Letters in rendering our opinion.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein with respect to the Reorganization other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganization will be consummated in accordance with the provisions of the Plan of Reorganization and in the manner contemplated in the Form N-14, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Form N-14, the Representation Letters, the Plan of Reorganization, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Form N-14, any Representation Letters, the Plan of Reorganization, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, true without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Form N-14, any Representation Letters, the Plan of Reorganization, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

May 10, 2019

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, for the Reorganization:

(a) The transfer of all the Selling Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund followed by the distribution by the Selling Fund of all the Acquiring Fund Shares to the Selling Fund Shareholders in complete liquidation of the Selling Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

(b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Selling Fund’s liabilities.

(c) No gain or loss will be recognized by the Selling Fund upon the transfer of all the Selling Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Selling Fund’s liabilities or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Selling Fund Shareholders solely in exchange for such shareholders’ Selling Fund’s shares in complete liquidation of the Selling Fund.

(d) No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Selling Fund shares solely for Acquiring Fund Shares.

(e) The aggregate basis of the Acquiring Fund Shares received by each Selling Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund shares exchanged therefor were held by such shareholder, provided such Selling Fund shares are held as capital assets at the time of the Reorganization.

(f) The basis of the Selling Fund’s assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Selling Fund immediately before the Reorganization. The holding period of the Selling Fund’s assets in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund; and

(g) The consummation of the Reorganization will not terminate the taxable year of the Selling Fund. The part of the taxable year of the Selling Fund before the Reorganization and part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

Notwithstanding anything to the contrary herein, we express no opinion with respect to (1) the Reorganization’s effect on the Selling Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (2) the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (3) on any other U.S. federal tax issue (except those set forth above) and all state, local or foreign tax issues of any kind.

May 10, 2019

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein but is not binding on the Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. By rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section 8.7 of the Plan of Reorganization and may be relied upon only by the Selling Trust, the Selling Fund, the Acquiring Trust and the Acquiring Fund and the shareholders of the Selling Fund and Acquiring Fund. This opinion letter (and the opinions expressed herein) may not be relied upon in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Form N-14 and to the filing of this opinion as an exhibit to the registration statement of the Selling and Acquiring Trusts, as deemed appropriate by legal counsel to the Selling and Acquiring Trusts. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

Davis Graham and Stubbs LLP

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